Exhibit 3.4

THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND APPLICABLE LAWS.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of January 12th, 2017 (the “Agreement Date”), between T Stamp Inc., a Delaware corporation (herein referred to as the “Company”), and [____], a Nevada limited liability company (herein referred to as “[____]”).

1.             SALE AND PURCHASE OF COMMON STOCK

Subject to the terms and conditions hereof, at the Closing (as hereinafter defined), the Company will issue to [____] in exchange for $500,000 (Five Hundred Thousand Dollars) 50 (fifty) shares of the Company’s common stock with a per share value of $10,000 per share, such shares representing 5% of the authorized capital of the Company as of the date hereof and 5.03% of the as-if-converted number of shares of the Company’s common stock when considering all issued and outstanding shares and shares underlying outstanding convertible notes and warrants..

CLOSING, DELIVERY AND PAYMENT

1.1       Closing. The closing of the sale and purchase of the stock (the “Closing’’) shall take place at 10:00 a.m., ET, on January 12th, 2017 at the offices of the Company or remotely on or about said date by payment of the sum of $500,000 from [____] to the Company and by the issuance by the Company to [____] of 50 shares of the Company’s common stock, or as the Company and [____] may otherwise mutually agree (such date on which the Closing occurs being hereinafter referred to as the “Closing Date”). Immediately upon Closing, [____] shall be a stockholder of the Company.

1.2       Company’s Deliveries. Concurrent with the Closing, the Company shall deliver to [____] a stock certificate for 50 shares of common stock and a certification by the Company’s Secretary that the Company is in good standing in its jurisdiction of organization.

2.             REPRESENTATIONS. WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents and warrants that the following are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date:

2.1       Organization, Good Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

2.2       Capitalization. The authorized capital of the Company will consist, immediately prior to the Closing Date, of 1.000 shares of common stock. A complete and accurate

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capitalization table of the Company, including, without limitation, ail contingent and other securities related to the Company is attached as Appendix A. Except for the securities and rights listed in Appendix A, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights except as set forth in the Company’s Articles of Incorporation), and there are no pending agreements for the Company’s sale of any additional shares of stock or other equity securities, or any securities convertible into or exchangeable for units or other equity securities.

2.3       Authorization. All corporate action required to be taken by the Company’s directors, officers and stockholders in order to authorize the Company to enter into this Agreement and to issue the stock at the Closing Date has been taken or will be taken prior to the Closing Date.

2.4       Valid Issuance of Stock. The stock, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

2.5       Statements True and Correct. [____] has engaged in a due diligence process, and in connection with that process, the Company has made available to [____] all of the information reasonably available to the Company that [____] has requested for deciding whether to enter into this Agreement and consummate the transactions contemplated hereby and all information that the Company believes is reasonably necessary to enable [____] to make such decisions which information did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered and has not been requested to deliver, a private placement or similar memorandum or any “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2.6       Litigation. There is no claim, action, suit, proceeding, arbitration, complaint. charge or investigation pending or, to the Company’s actual knowledge, currently threatened against the Company or any director, officer, or key employee of the Company.

3.             MISCELLANEOUS

3.1       Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersede all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof.

3.2       Survival of Warranties. The warranties, representations and covenants contained in or made pursuant to this Agreement shall survive its execution and delivery and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of either party.

3.3       Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together, shall constitute one and the same instrument and may be executed via facsimile transmission.

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electronic signature or by portable data format (pdf) file via electronic mail, and facsimile transmissions, electronic signatures or pdf’s of signed Agreements shall be regarded and accepted as if they bore original signatures.

3.4        Notice. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth in this Section 3.4, or to such other email address, facsimile number or address as subsequently modified by written notice.

(a)       If notice is given to [____]:

(b)       If notice is given to the Company:

Attn: Andrew Gowasack

T Stamp Inc.

Atlanta Technology Village

3423 Piedmont Rd. NE

Atlanta, Georgia, 30305 USA

3.5        Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Georgia, without regards to its conflict of laws provision.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.

T Stamp Inc. (“Company”)

By:	/s/ Andrew Gowasack (Jan 12, 2017)

Andrew Gowasack
Its Chief Executive Officer

[________]

By:	/s/

Name: